STONE ENERGY CORPORATION
Announces Third Quarter 2015 Results
LAFAYETTE, LA. November 2, 2015

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the third quarter of 2015. Some of the highlights include:

•	Production results above upper guidance despite Mary field curtailment

•	Cardona #6 well drilled and brought online

•	Amethyst completion in progress and tie-in expected by year end

•	Vernaccia exploration well drilling

•	Sale of Crown and Anchor (Drago) working interest

Chairman, President and Chief Executive Officer David Welch stated, “We are pleased with our third quarter progress as we brought the Cardona #6 well online and have increased production at the Cardona field to over 15,000 barrels a day.  In late September, we began our completion operations at our Amethyst discovery and expect to have first production by the first quarter of 2016.  We will next move the rig to our Cardona #7 development well and would expect to see production by the second quarter of 2016. Finally, we have secured the Pompano platform rig for development wells in 2016. Our Gulf of Mexico development projects are expected to give us year-over-year production growth as we continue navigating through this difficult pricing environment. We have taken steps to reduce our overhead and operating costs, and expect to curtail capital spending in 2016 to more closely align with our cash flow projection.”

Financial Results

Stone had a third quarter of 2015 adjusted net loss of $8.4 million, or $0.15 per share, on oil and natural gas revenues of $128.4 million, before a pre-tax non-cash impairment charge of $295.7 million related to the impairment of oil and gas properties.  The non-cash impairment of oil and gas properties is primarily due to lower oil and gas prices, widening basis differentials and increased transportation, processing and gathering expenses in Appalachia, which reduced the future net cash flows from proved reserves.  If the net capitalized costs of proved oil and gas properties exceed the estimated discounted future net cash flows from proved reserves, an impairment occurs. After the non-cash impairment charge, the reported net loss was $292.0 million for the third quarter of 2015.  Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of adjusted net income, a non-GAAP financial measure, to net loss.

The third quarter of 2015 reported net loss is compared to reported net loss of $152.9 million, or $2.77 per share, on oil and gas revenue of $149.5 million in the second quarter of 2015, and compared to a net loss of $29.4 million, or $0.54 per share, on oil and natural gas revenue of $175.0 million in the third quarter of 2014.  Lower realized oil and natural gas prices and lower production due to the shut in of the Mary field in Appalachia were the primary causes of the reduced revenues in the third quarter of 2015 compared to the second quarter of 2015. Due to the low margins in Appalachia, the Mary field curtailment only minimal impacted cash flow for the quarter.

Discretionary cash flow totaled $66.9 million during the third quarter of 2015, as compared to $84.9 million during the second quarter of 2015, and as compared to $92.2 million during the third quarter of 2014. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the third quarter of 2015 averaged 40 thousand barrels of oil equivalent (MBoe) per day (239 MMcfe per day), compared with net daily production of 49 MBoe (292 MMcfe) per day in the second quarter of 2015, and net daily production of 40 MBoe (237 MMcfe) per day in the third quarter of 2014. Production volumes in the third quarter of 2015 were negatively impacted by the shut in of the Mary field in Appalachia. However, minimal downtime in the Gulf of Mexico and higher Appalachian volumes before the Mary field shut in, provided for volumes higher than the adjusted guidance. The production mix for the third quarter of 2015 was 41% oil, 21% natural gas liquids and 38% natural gas.

Prices realized during the third quarter of 2015 averaged $69.59 per barrel of oil, $7.82 per barrel of NGLs and $2.09 per Mcf of natural gas. Average realized prices for the third quarter of 2014 were $93.15 per barrel of oil, $42.45 per barrel of NGLs and $2.77 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.44 per Mcf and increased the average realized price of oil by $24.08 per barrel in the third quarter of 2015. Effective hedging transactions did not increase or decrease the average realized price of natural gas and decreased the average realized price of oil by $1.02 per barrel in the third quarter of 2014.

Lease operating expenses during the third quarter of 2015 totaled $24.2 million ($6.62 per Boe or $1.10 per Mcfe), compared to $43.6 million ($11.97 per Boe or $2.00 per Mcfe), in the third quarter of 2014 and $27.4 million in the second quarter of 2015. We expect lease operating expenses to continue to decline in the fourth quarter of 2015 due to the current shut in of the Mary field in Appalachia and continued cost savings efforts and efficiencies.

Transportation, processing and gathering expenses during the third quarter of 2015 totaled $18.2 million compared to $16.7 million in the third quarter of 2014, and lower than the $19.9 million realized in the second quarter of 2015.  The third quarter of 2015 recorded $2.9 million in one-time charges in the Gulf of Mexico associated with a regulatory adjustment. Compared to the third quarter of 2014, the increase is attributable to higher gas and NGL volumes in Appalachia which had a higher associated charge per unit. In the fourth quarter of 2015, overall transportation, processing and gathering expenses are expected to decline due to the curtailment of the Mary Field in Appalachia.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2015 totaled $60.8 million, compared to $79.2 million, in the third quarter of 2014. The decrease in DD&A is attributable to impairment charges and production curtailments associated with Appalachia.

Salaries, general and administrative (SG&A) expenses for the third quarter of 2015 were $19.6 million, compared to $16.3 million in the third quarter of 2014. The third quarter of 2015 had approximately $3.9 million in severance costs and other one-time charges. We expect SG&A to decrease in the fourth quarter due to staffing, compensation and spending reductions. For the full year of 2015, guidance has been revised to include costs attributed to adjustments in SG&A.

Capital expenditures before capitalized SG&A and interest during the third quarter of 2015 were approximately $124.6 million, which includes $23.9 million of plugging and abandonment expenditures. The current projection for 2015 capital expenditures is approximately $25 million above the budgeted $450 million. Approximately $6.0 million of SG&A and $10.3 million of interest were capitalized during the third quarter of 2015. This is compared to capital expenditures before capitalized SG&A and interest during the third quarter of 2014 of approximately $147.1 million, which includes $22.3 million of plugging and abandonment expenditures. Additionally, $7.9 million of SG&A and $10.8 million of interest were capitalized during the third quarter of 2014.

As of September 30 and November 2, 2015, there were no outstanding borrowings under the bank credit facility and $19.2 million in letters of credit had been issued, leaving $480.8 million of availability. In October 2015, our $500 million borrowing base was reaffirmed. As of November 2, 2015, we had cash on hand of approximately $63 million.

Operational Update

Mississippi Canyon 29 - Cardona Field (Deep Water). The Cardona #6 well has been tied into the existing Cardona subsea infrastructure which flows into Stone’s Pompano platform. Gross production currently flowing from the Cardona field (including #4, #5 and #6 wells) is approximately 15,000 Boe per day.  Drilling the Cardona well #7 with the ENSCO 8503 is expected to commence once completion of the Amethyst prospect is finished and will take approximately two months for drilling and completion, followed by the connection and testing of the well. The Cardona #7 well is an offset well to the existing TB-9 well in Mississippi Canyon block 29 and the fourth well to be drilled in the Cardona development program. Production is expected to commence in the second quarter of 2016. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 35 - Vernaccia (Deep Water).  The Vernaccia exploration well, which targets the Miocene interval, spud in late September of 2015 and is operated by Eni.  After a sell down of a portion of its position, Stone now has approximately 4% working interest in the drilling cost of the well and will have an approximate 22% working interest ownership thereafter.  The well is estimated to take three months to drill.

Mississippi Canyon 26 - Amethyst (Deep Water). The ENSCO 8503 was mobilized to the Amethyst discovery (100% working interest) and moored on location at the end of September 2015 and is performing completion operations. The well will be prepared for an initial production test prior to final flowline and umbilical hook up. First production is expected by the first quarter of 2016 to Stone’s Pompano platform, located less than five miles from the discovery.

Viosca Knoll 959 - Crown & Anchor (Deep Water).  The Crown & Anchor (Drago) exploration well encountered commercial hydrocarbons in June of 2015.  Stone held a non-operated 10% working interest in the prospect.  In September of 2015 Stone negotiated the sale of the working interest to an undisclosed third party and formally closed the transaction in October of 2015.

Alaminos Canyon 943 - Lamprey (Deep Water).  The Lamprey exploration well is projected to spud in the second quarter of 2016.  Stone currently controls 100% working interest in the prospect and is the operator. If the initial exploration well is successful, Stone plans to immediately drill an appraisal well. The initial exploration well is estimated to take two to three months to drill.

Pompano Platform Rig Development Drilling Program. Stone has secured and is mobilizing a platform rig for its Pompano (Viosca Knoll 989) platform drill program expected to commence late in the fourth quarter of 2015. The program is expected to consist of three to four development wells. The rig may also be used for workovers or to drill other potential prospects located near the facility.

Appalachian Basin (Production Update).   During the third quarter of 2015, Stone averaged approximately 104 MMcfe per day (59 MMcf per day of gas and 7,500 barrels per day of liquids) from its Marcellus and Utica shale positions, which includes a total field shut in for the month of September of 2015. On September 1, 2015, Stone shut-in its Mary field in Appalachia curtailing approximately 100-110 Mmcfe of production per day, leaving approximately 20-25 Mmcfe per day producing from the Heather and Buddy fields in Appalachia. Low commodity pricing, including negative differentials in the region, combined with fees for transportation, processing and gathering, reduced the operating margins to an unacceptable level. The field remained shut in for the month of October and currently remains curtailed. The decision to re-start production from the Mary field will remain a day-to-day decision. Given the current low margins in Appalachia, the cash flow impact from the curtailed volumes is not expected to be material for the fourth quarter.

Appalachian Basin (Drilling Program Update). Stone currently has a total of 25 drilled wells where completion operations have been suspended until pricing and margin improvements can be realized. Stone has received a fit-for-purpose, hybrid rig capable of drilling in both the Marcellus and Utica shale formations. At current pricing levels, the rig will be stacked until margins improve.

2015 Guidance

Guidance for the fourth quarter and full year 2015 is shown in the table below (updated guidance numbers are italicized and bolded). The updated guidance ranges for Production, Lease Operating Expenses and Transportation, processing and gathering expenses have been adjusted to account for the shut in of the Mary field in Appalachia effective September 1, 2015 and assumes the Mary field remains shut in for the remainder of the year. The guidance is also subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Fourth Quarter	Full Year

Production - MBoe per day* (MMcfe per day)	25 - 26 (150 - 156)	39 - 41 (234 - 246)

Lease operating expenses* (in millions) (excluding transportation/processing expenses)	-	$100 - $110

Transportation, processing and gathering* (in millions)	-	$61 - $65

Salaries, General & Administrative expenses (in millions)	-	$66 - $68
(excluding incentive compensation)

Depreciation, Depletion & Amortization (per Boe)	-	$17.40 - $18.60
(per Mcfe)		$2.90 - $3.10

Corporate Tax Rate (%)	-	**

Capital Expenditure Budget (in millions)	-	$450***

* Assumes Mary field remains shut in through year end.
** Not able to estimate.
*** Current projections are $25 million above Capital Expenditure Budget.

Hedge Position

The following table illustrates our derivative positions for 2015 and 2016 as of November 2, 2015:

	Fixed-Price Swaps
	NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price

2015	10,000	4.005	1,000	89.00
2015	10,000	4.120	1,000	90.00
2015	10,000	4.150	1,000	90.25
2015	10,000	4.165	1,000	90.40
2015	10,000	4.220	1,000	91.05
2015	10,000	4.255	1,000	93.28
2015			1,000	93.37
2015			1,000	94.85
2015			1,000	95.00
2016	10,000	4.110	1,000	90.00
2016	10,000	4.120	1,000	52.78
2016			1,000	49.75
2016			1,000*	45.00-54.75
*costless collar

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on November 3, 2015 to discuss the operational and financial results for the third quarter of 2015. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”.  Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. Currently production at the Mary field in Appalachia is curtailed which affects annual production and expense guidance. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, commodity prices and numerous other factors.  Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION SUMMARY STATISTICS (In thousands, except per share/unit amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
FINANCIAL RESULTS
Net income (loss)	$(291,965)	$(29,415)	$(772,259)	$972
Net income (loss) per share	$(5.28)	$(0.54)	$(13.98)	$0.02
PRODUCTION QUANTITIES
Oil (MBbls)	1,509	1,329	4,665	4,228
Gas (MMcf)	8,328	10,891	32,066	35,895
Natural gas liquids (MBbls)	765	495	2,242	1,472
Oil, gas and NGLs (MBoe)	3,662	3,639	12,252	11,683
Oil, gas and NGLs (MMcfe)	21,972	21,835	73,508	70,095
AVERAGE DAILY PRODUCTION
Oil (MBbls)	16.4	14.4	17.1	15.5
Gas (MMcf)	90.5	118.4	117.5	131.5
Natural gas liquids (MBbls)	8.3	5.4	8.2	5.4
Oil, gas and NGLs (MBoe)	39.8	39.6	44.9	42.8
Oil, gas and NGLs (MMcfe)	238.8	237.3	269.3	256.8
REVENUE DATA
Oil revenue	$105,013	$123,795	$324,105	$404,477
Gas revenue	17,367	30,154	72,611	133,183
Natural gas liquids revenue	5,980	21,014	29,379	64,920
Total oil, gas and NGL revenue	$128,360	$174,963	$426,095	$602,580
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$45.51	$94.17	$48.74	$98.03
Gas (per Mcf)	1.65	2.77	1.94	3.92
NGLs (per Bbl)	7.82	42.45	13.10	44.10
Oil, gas and NGLs (per Boe)	24.15	48.45	26.04	53.09
Oil, gas and NGLs (per Mcfe)	4.02	8.07	4.34	8.85
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$69.59	$93.15	$69.48	$95.67
Gas (per Mcf)	2.09	2.77	2.26	3.71
NGLs (per Bbl)	7.82	42.45	13.10	44.10
Oil, gas and NGLs (per Boe)	35.05	48.08	34.78	51.58
Oil, gas and NGLs (per Mcfe)	5.84	8.01	5.80	8.60
AVERAGE COSTS
Lease operating expenses (per Boe)	$6.62	$11.97	$6.47	$11.98
Lease operating expenses (per Mcfe)	1.10	2.00	1.08	2.00
Transp, processing & gathering exp (per Boe)	4.97	4.59	4.56	3.89
Transp, processing & gathering exp (per Mcfe)	0.83	0.77	0.76	0.65
Salaries, general and admin expenses (per Boe)	5.34	4.48	4.32	4.22
Salaries, general and admin expenses (per Mcfe)	0.89	0.75	0.72	0.70
DD&A expense on oil and gas properties (per Boe)	16.60	21.77	18.19	21.65
DD&A expense on oil and gas properties (per Mcfe)	2.77	3.63	3.03	3.61

AVERAGE SHARES OUTSTANDING - Diluted	55,282	54,866	55,238	52,139

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating revenue:
Oil production	$105,013	$123,795	$324,105	$404,477
Natural gas production	17,367	30,154	72,611	133,183
Natural gas liquids production	5,980	21,014	29,379	64,920
Other operational income	1,392	2,468	3,184	5,515
Derivative income, net	2,444	5,782	4,871	2,667
Total operating revenue	132,196	183,213	434,150	610,762
Operating expenses:
Lease operating expenses	24,244	43,561	79,250	139,918
Transportation, processing and gathering expenses	18,208	16,721	55,851	45,445
Production taxes	2,052	3,651	6,394	9,970
Depreciation, depletion and amortization	61,936	80,291	226,309	255,772
Write-down of oil and gas properties	295,679	47,130	1,011,385	47,130
Accretion expense	6,498	6,539	19,315	21,827
Salaries, general and administrative expenses	19,552	16,286	52,977	49,252
Incentive compensation expense	794	3,092	3,621	10,129
Other operational expenses	442	298	1,612	510
Total operating expenses	429,405	217,569	1,456,714	579,953
Income (loss) from operations	(297,209)	(34,356)	(1,022,564)	30,809
Other (income) expenses:
Interest expense	10,872	10,323	31,709	28,593
Interest income	(47)	(169)	(235)	(505)
Other income	(411)	(695)	(1,167)	(2,124)
Other expense	148	95	148	274
Total other expenses	10,562	9,554	30,455	26,238
Income (loss) before income taxes	(307,771)	(43,910)	(1,053,019)	4,571
Provision (benefit) for income taxes:
Deferred	(15,806)	(14,495)	(280,760)	3,599
Total income taxes	(15,806)	(14,495)	(280,760)	3,599
Net income (loss)	$(291,965)	$(29,415)	$(772,259)	$972

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE DISCRETIONARY CASH FLOW to NET CASH FLOW FROM OPERATING ACTIVITIES (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss) as reported	$(291,965)	$(29,415)	$(772,259)	$972
Reconciling items:
Depreciation, depletion and amortization	61,936	80,291	226,309	255,772
Deferred income tax provision (benefit)	(15,806)	(14,495)	(280,760)	3,599
Accretion expense	6,498	6,539	19,315	21,827
Stock compensation expense	3,135	3,051	9,163	8,409
Write-down of oil and gas properties	295,679	47,130	1,011,385	47,130
Non-cash interest expense	4,473	4,164	13,210	12,393
Other	2,923	(5,083)	10,854	(2,386)
Discretionary cash flow	66,873	92,182	237,217	347,716
Changes in income taxes payable	5	—	7,211	(6)
Settlement of asset retirement obligations	(23,903)	(22,302)	(59,826)	(47,217)
Other working capital changes	10,340	5,560	14,378	31,907
Net cash provided by operating activities	$53,315	$75,440	$198,980	$332,400

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE ADJUSTED NET INCOME (LOSS) TO NET INCOME (LOSS) (In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss) as reported	$(291,965)	$(29,415)	$(772,259)	$972
Reconciling items:
Write-down of oil and gas properties	295,679	47,130	1,011,385	47,130
Tax effect	(106,444)	(16,967)	(364,099)	(16,967)
Valuation allowance on deferred tax assets	94,294	—	94,294	—
Write-down of oil and gas properties, net of tax	283,529	30,163	741,580	30,163
Adjusted net income (loss)	$(8,436)	$748	$(30,679)	$31,135

Net income (loss) per share as reported	$(5.28)	$(0.54)	$(13.98)	$0.02
Per share effect of one-time charges	$5.13	$0.55	$13.42	$0.56
Net income (loss) per share before one-time charges	$(0.15)	$0.01	$(0.56)	$0.58

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands) (Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$74,474	$74,488
Restricted cash	—	177,647
Accounts receivable	57,859	120,359
Fair value of hedging contracts	65,700	139,179
Current income tax receivable	—	7,212
Inventory	3,709	3,709
Other current assets	9,203	8,118
Total current assets	210,945	530,712
Oil and gas properties, full cost method of accounting:
Proved	9,204,693	8,817,268
Less: accumulated depreciation, depletion and amortization	(8,199,973)	(6,970,631)
Net proved oil and gas properties	1,004,720	1,846,637
Unevaluated	518,963	567,365
Other property and equipment, net	30,327	32,340
Fair value of hedging contracts	5,734	14,333
Other assets, net	25,623	27,224
Total assets	$1,796,312	$3,018,611
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$66,054	$132,629
Undistributed oil and gas proceeds	10,461	23,232
Accrued interest	22,241	9,022
Deferred Taxes	—	20,119
Asset retirement obligations	42,624	69,400
Other current liabilities	42,134	49,505
Total current liabilities	183,514	303,907
7½% Senior Notes due 2022	775,000	775,000
1¾% Convertible Notes due 2017	277,183	266,035
Deferred taxes	—	286,343
Asset retirement obligations	243,567	247,009
Fair value of hedging contracts	172	—
Other long-term liabilities	25,347	38,714
Total liabilities	1,504,783	1,917,008
Common stock	553	549
Treasury stock	(860)	(860)
Additional paid-in capital	1,643,746	1,633,307
Accumulated deficit	(1,386,967)	(614,708)
Accumulated other comprehensive income	35,057	83,315
Total stockholders’ equity	291,529	1,101,603
Total liabilities and stockholders’ equity	$1,796,312	$3,018,611